Filed pursuant to Rule 433

Registration Statement No. 333-239038

January 5, 2022

United Mexican States

Final Terms and Conditions

3.500% Notes due 2034

Issuer:	United Mexican States

Transaction:	3.500% Notes due 2034 (the “2034 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$2,868,146,000

Ratings:	Baa1 (negative)/BBB(negative)/BBB-(stable)(Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	February 12, 2034

Pricing Date:	January 4, 2022

Settlement Date:	January 12, 2022 (T+6)

Coupon:	3.500%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.456%, plus accrued interest, if any, from January 12, 2022

Reference Benchmark Treasury:	1.375% due November 15, 2031

Reference Benchmark Treasury Price and Yield:	97-14+; 1.656%

Re-offer Spread over Benchmark Treasury:	190 bps

Yield to Maturity:	3.556%

Interest Payment Dates:	February 12 and August 12 of each year, commencing on February 12, 2022

Optional Redemption:

Prior to November 12, 2033 (three months prior to their maturity date) (the “2034 Notes Par Call Date”), Mexico may redeem the 2034 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Notes Par Call Date, Mexico may redeem the 2034 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Mexico as described under “Description of the Notes—Optional Redemption – 2034 notes” in the Prospectus Supplement.

Gross Proceeds:	U.S.$2,852,543,286

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2034 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.17%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAR15

CUSIP:	91087B AR1

Joint Book-Running Managers /Allocation:	Barclays Capital Inc. (25.0%) BBVA Securities Inc. (25.0%) BofA Securities, Inc. (25.0%) Santander Investment Securities Inc. (25.0%)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312520164581/d934358dsb.htm.

A preliminary prospectus supplement, subject to completion, dated January 4, 2022, for the 2034 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312522001068/d247837d424b2.htm.

Mexico’s Annual Report on Form 18-K for the year ended December 31, 2020 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/101368/000119312521207189/0001193125-21-207189-index.htm.

Amendment No. 1 to the Annual Report on Form 18-K/A as filed with the SEC on July 12, 2021 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/0000101368/000119312521212711/0001193125-21-212711-index.htm.

Amendment No. 2 to the Annual Report on Form 18-K/A as filed with the SEC on January 4, 2022 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/0000101368/000119312522001067/0001193125-22-001067-index.htm.

The Issuer has filed a registration statement (including a prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Barclays Capital Inc., by calling +1-800-438-3242, BBVA Securities Inc., by calling +1-212-728-2446, BofA Securities, Inc., by calling +1-800-294-1322 or Santander Investment Securities Inc., by calling +1-855-403-3636.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2034 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

United Mexican States

Final Terms and Conditions

4.400% Notes due 2052

Issuer:	United Mexican States

Transaction:	4.400% Notes due 2052 (the “2052 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$2,931,198,000

Ratings:	Baa1 (negative)/BBB(negative)/BBB-(stable)(Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	February 12, 2052

Pricing Date:	January 4, 2022

Settlement Date:	January 12, 2022 (T+6)

Coupon:	4.400%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.606%, plus accrued interest, if any, from January 12, 2022

Reference Benchmark Treasury:	2.000% due August 15, 2051

Reference Benchmark Treasury Price and Yield:	98-12; 2.074%

Re-offer Spread over Benchmark Treasury:	235 bps

Yield to Maturity:	4.424%

Interest Payment Dates:	February 12 and August 12 of each year, commencing on February 12, 2022

Optional Redemption:

Prior to August 12, 2051 (six months prior to their maturity date) (the “2052 Notes Par Call Date”), Mexico may redeem the 2052 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2052 Notes matured on the 2052 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2052 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2052 Notes Par Call Date, Mexico may redeem the 2052 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2052 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by Mexico as described under “Description of the Notes—Optional Redemption – 2052 notes” in the Prospectus Supplement.

Gross Proceeds:	U.S.$2,919,649,080

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2052 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.19%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAS97

CUSIP:	91087B AS9

Joint Book-Running Managers /Allocation:	Barclays Capital Inc. (25.0%) BBVA Securities Inc. (25.0%) BofA Securities, Inc. (25.0%) Santander Investment Securities Inc. (25.0%)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312520164581/d934358dsb.htm.

A preliminary prospectus supplement, subject to completion, dated January 4, 2022, for the 2052 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312522001068/d247837d424b2.htm.

Mexico’s Annual Report on Form 18-K for the year ended December 31, 2020 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/101368/000119312521207189/0001193125-21-207189-index.htm.

Amendment No. 1 to the Annual Report on Form 18-K/A as filed with the SEC on July 12, 2021 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/0000101368/000119312521212711/0001193125-21-212711-index.htm.

Amendment No. 2 to the Annual Report on Form 18-K/A as filed with the SEC on January 4, 2022 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/0000101368/000119312522001067/0001193125-22-001067-index.htm.

The Issuer has filed a registration statement (including a prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Barclays Capital Inc., by calling +1-800-438-3242, BBVA Securities Inc., by calling +1-212-728-2446, BofA Securities, Inc., by calling +1-800-294-1322 or Santander Investment Securities Inc., by calling +1-855-403-3636.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2052 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.